CONSULTANT AGREEMENT

This Consultant Agreement (the "Agreement") is effective as of February 18, 2004, by and between PETROL OIL AND GAS, INC., a Nevada Corporation ("PETROL"), and CSC Group LLC, an individual, ("Consultant").

Recitals

WHEREAS, Consultant and PETROL have agreed to finalize the terms of Consultant's services with PETROL and reduce those terms to writing in this Agreement.

WHEREAS, Consultant has acquired outstanding and special skills and abilities and an extensive background in and knowledge in the Oil and Gas industry.

WHEREAS, PETROL desires the association and services of Consultant in order to retain its experience, skills, abilities, background, and knowledge, and is therefore willing to engage its services on the terms and conditions set forth below.

WHEREAS, Consultant desires to begin consulting for PETROL and is willing to do so on those terms and conditions set forth herein.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. CONSULTANT. PETROL shall contract with Consultant to assist it in locating working interest partners and similar financing agreements to further PETROL's business on a "best efforts" basis.

1.1 DUTIES. Consultant's services shall include, but not be limited to, locating, and evaluating potential businesses and/or individuals that would make high-quality candidates as Working Interest (WI) Partners for Petrol's field development program. Additionally, Consultant shall work with Petrol in developing leads by assessing the economic and business related qualifications of potential WI Partners, act a liaison with both parties, support Petrol in transacting any agreements with WI Partners and make recommendations on terms and conditions regarding contracts or business agreements in the area of WI partnerships.

2. DEVOTION OF TIME. During the period of its Agreement hereunder, Consultant shall devote such of its business time, interest, attention, and effort to the faithful performance of its duties hereunder, as may be reasonably necessary and convenient to Consultant to the accomplishment and fulfillment of those duties. Royal Products, Inc., Desert Health Products, Inc., Aloe Vera Development Corp., and Jon Dar Corp., Inc.

3. TERM OF AGREEMENT. Subject to earlier termination as provided in this Agreement, Consultant shall be employed for a six (6) month term beginning on the date as first above written. This Agreement may be extended by and between the parties upon written modification hereof.

3.1 TERM EXTENSION. At any time prior to the expiration of the Term, as stated in section 3 above, PETROL and Consultant may, by mutual written agreement, extend Consultant's employment under the terms of this Agreement for such additional periods as they may agree.

4. LOCATION OF CONSULTANT. Unless the parties agree otherwise in writing, during the Agreement term Consultant shall perform the services it is required to perform under this Agreement in any location in which the Consultant may need to accomplish its duties hereunder.

5. COMPENSATION.

5.1 Cash. For its efforts in assisting PETROL in locating WI partners, Consultant shall receive a fee of one percent (1%) for all funds raised in an executed transaction between PETROL and Consultants Clients.

5.2 Stock Warrants. As an inducement for the Consultant to begin his engagement with PETROL, PETROL agrees to issue the stock warrants, (the "Warrants") giving the Consultant the right to purchase two hundred thousand (200,000) shares of common stock, $0.001 par value, of PETROL (the "Warrant" shares). The term and exercise price of the Warrant Shares shall be:

(i) 100,000 shares at ONE DOLLAR and FIFTY CENTS ($1.50) per share for a period of Two (2) years; and

(ii) 100,000 shares at TWO DOLLARs and FIFTY CENTS ($2.50) per share for a period of Two (2) years.

The Warrants shall be exercisable at any time and from time to time, in whole or in part; provided, however, that warrants may be exercised for no longer than specified in 5.1(i) and (ii) above. The warrants shall be exercised by written notice directed to PETROL, accompanied by a check payable to PETROL for the Warrant shares being purchased. PETROL shall make immediate delivery of such purchased shares, fully paid and non-assessable, registered in the name of Consultant. The certificates evidencing such shares shall bear the following restrictive legend, unless and until such shares have been registered in accordance with the Securities and Exchange Act of 1933, as amended (the "Act"):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OR ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO ANY EXEMPTION THEREFROM.

If, and to the extent that the number of shares of common stock of PETROL shall be increased or reduced by an action other than for value, including but not limited to change of par value, split, reclassification, distribution or a dividend payable in stock, or the like, the number of shares subject to the Warrant and the warrant price per share shall be proportionately adjusted. If PETROL is reorganized or consolidated or merged with another corporation, Consultant shall be entitled to receive warrants covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the warrant immediately after any such reorganization, consolidation, or merger over the aggregate warrant price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Warrant immediately before such reorganization, consolidation, or merger over the aggregate warrant price of such shares, and the new warrant or assumption of the old Warrant shall not give Consultant additional benefits which he did not have under the old Warrant, or deprive him of benefits which he had under the old Warrant.

Consultant shall have no rights as a stockholder with respect to the Warrant Shares until exercise of the Warrant and payment of the Warrant Price as herein provided.

6. INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights ("Intangible Rights") that are conceived or developed by Consultant, at the written request of PETROL either alone or with others, during the term of Consultant's Agreement shall be the sole property of PETROL. All other Intangible Rights shall be the sole property of Consultant.

7. TERMINATION BY PETROL. PETROL may terminate this Agreement at any time, if termination is "For Cause", as hereinafter defined. "For Cause" shall mean PETROL's termination of Consultant due to an adjudication of Consultant's fraud, theft, dishonesty to PETROL regarding Consultant's duties or material breach of this Agreement. If Consultant fails to cure such breach within ten (10) days after written notice is given by the Board of Directors to Consultant and Consultant fails with ten (10) days of such notification to commence such cure and thereafter diligently prosecute such cure to completion. PETROL may terminate this Agreement with ten (10) days written notice, in the event Consultant fails to perform Consultant's obligations pursuant the terms and conditions as set forth herein.

8. TERMINATION BY CONSULTANT. Consultant may terminate this Agreement by giving PETROL thirty (30) day's prior written notice of resignation. In such event, Consultant shall receive all compensation provided herein.

9. TRADE SECRETS AND CONFIDENTIAL INFORMATION:

9.1 Nondisclosure. Without the prior written consent of PETROL, Consultant shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Consultant's own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the "Confidential Information") of PETROL and/or its Affiliates, as hereinafter defined, provided to or communicated to Consultant by PETROL, it being the intent of PETROL, with which intent Consultant hereby agrees, to restrict Consultant from disseminating or using any like information that is unpublished or not readily available to the general public.

9.1.1 Definition of Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with PETROL.

9.2 Return of Property. Upon the termination of this Agreement, Consultant shall deliver to PETROL all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with PETROL or their Affiliates and their activities, business and customers. PETROL shall be allowed to retain any and all information on products, lists, books, records, data, or other information initially produced by Consultant.

9.3 Notice of Compelled Disclosure. If, at any time, a party hereof becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, such party shall provide the other party with prompt, prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that the other party waives compliance with the provisions hereof, each agrees to furnish only that portion of the Confidential Information which such party is advised by written opinion of counsel is legally required and exercise such party's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, the compelled party shall not oppose action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

10. NON-COMPETITION. For a period of two (2) years after the termination of this Agreement, Consultant expressly covenants and agrees that Consultant will not and will not attempt to, without the prior written consent of the Board of Directors, directly or indirectly:

10.1 Interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between PETROL and/or any of its Affiliates, and any customer, insurance company, supplier, sales representative, or agent or employee of PETROL or any such affiliate of PETROL.

11. VIOLATION OF COVENANTS:

11.1 Injunctive Relief. Each party acknowledges and agrees; that violation of any of the covenants or Agreements hereof would cause irreparable injury to the other party, that the remedy at law for any violation or threatened violation thereof would be inadequate; and that, therefore, the other party shall be entitled to temporary and permanent injunctive or other equitable relief.

11.2 Consultant and PETROL recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of certain of the provisions contained in this section. It is the intention of Consultant and PETROL that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought, but that the invalidation (or modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this section. Accordingly, if any provision of this section shall be determined to be invalid or unenforceable, either in whole or in part this section shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this section in order to render it valid and enforceable to the fullest extent permissible as provided herein.

12. MISCELLANEOUS:

12.1 Authority to Execute. The parties herein represent that they have the authority to execute this Agreement.

12.2 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.

12.3 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

12.4 Assignment. This Agreement may not be assigned by either party without the written consent of the other party.

12.5 Singular, Plural and Gender Interpretation. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

12.6 Captions. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

12.7 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

12.8 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by Consultant and PETROL respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

12.9 No Waiver. No failure by either Consultant or PETROL to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

12.10 Time of the Essence. Time is of the essence of this Agreement, and each provision hereof.

12.11 Counterparts. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

12.12 Attorney's Fees and Costs. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.

12.13 Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of Florida.

12.14 Notice. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CONSULTANT:	PETROL OIL AND GAS, INC.,
a Nevada corporation

DATE: March 8, 2004	DATE: February 18, 2004

/s/ Steve Cochennet	By: /s/ Paul Branagan
Steve Cochennet , President of	Paul Branagan, President
CSC Group LLC.